AFL-CIO Housing Investment Trust - 485BPOS

Exhibit (j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 71 to the Registration Statement of AFL-CIO Housing Investment Trust (Form N-1A; File No. 333-59762) of our report dated February 22, 2019 on the financial statements and financial highlights of AFL–CIO Housing Investment Trust included in the Annual Report to shareholders for the year ended December 31, 2018.

/s/ Ernst & Young, LLP

Tysons, Virginia

April 12, 2019